Exhibit 99.1

Spirit Realty Capital Announces Full Exercise of over-Allotment Option Relating to Initial Public Offering

SCOTTSDALE, Ariz., Sep 27, 2012 (BUSINESS WIRE) —Spirit Realty Capital, Inc. (NYSE: SRC), a self-administered and self-managed real estate company, today announced that the underwriters of its initial public offering have exercised in full their option to purchase an additional 4,350,000 shares of Spirit Realty Capital common stock at the initial public offering price of $15.00 per share, less underwriting discounts and commissions, to cover over-allotments. With this exercise, Spirit Realty Capital sold a total of 33,350,000 shares of common stock in its initial public offering.

Morgan Stanley, Macquarie Capital, UBS Investment Bank, Deutsche Bank Securities and RBC Capital Markets acted as joint book-running managers of the offering and Raymond James, Sandler O’Neill + Partners, L.P. and Stifel Nicolaus Weisel acted as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus. A copy of the final prospectus related to the offering has been filed with the Securities and Exchange Commission and can be obtained by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by email at prospectus@morganstanley.com, or by calling 866-718-1649; Macquarie Capital (USA) Inc., Attention: Prospectus Department, 125 West 55th Street, New York, NY 10019, by email at US.Prospectus@Macquarie.com, or by calling 888-268-3937; UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, or by calling 888- 827-7275; Deutsche Bank Securities

Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.cpdg@db.com, or by calling 800-503-4611; or RBC Capital Markets, LLC, Attention: Prospectus Department, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, or by calling 877-822-4089.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to acquire single tenant, “operationally essential” real estate, which refers to generally free-standing, commercial real estate facilities where its tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits.

SOURCE: Spirit Realty Capital, Inc.

The Abernathy MacGregor Group

Chuck Burgess, 212-371-5999

clb@abmac.com